Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall CFO and Acting CEO 617.926.1551 pmarshall@panacos.com

Panacos Reports Second Quarter 2006 Financial Results

Watertown, MA (July 31, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter ended June 30, 2006 and reviewed progress in its development programs.

Recent Business Highlights:

•	The Company announced it had initiated a Phase 2b study of bevirimat (PA-457) in treatment-experienced patients failing current therapy in combination with approved HIV drugs. The goal of the study is to select the most appropriate dose(s) to take into pivotal Phase 3 trials.

•	The Company announced the appointment of Frederick Schmid, DVM, MBA, to the position of Senior Vice President, Commercial Operations and Business Development. Dr. Schmid brings to Panacos extensive marketing, sales and business development experience in HIV therapeutics.

•	The Company promoted Chief Operating Officer Graham Allaway, Ph.D. to President and Chief Operating Officer. In this role, Dr. Allaway is responsible for Panacos’ drug discovery and development programs, and plays a key role in corporate strategy, business development, and investor relations.

•	The Company was added to the Russell 3000® Index when Russell Investment Group performed the annual reconstitution of its family of U.S. indexes on June 30. As a result of being added to the Russell 3000® Index, Panacos was also automatically included in the small-cap Russell 2000® Index in addition to the relevant growth and style indexes.

Financial Highlights:

For the second quarter of 2006, Panacos reported a net loss of $15.0 million or $0.30 per share versus a net loss of $8.3 million or $0.21 per share for the second quarter of 2005. Revenue from research funding in the second quarter of 2006 decreased to $35,000 from $0.3 million for the second quarter of 2005 as a result of the completion of the Company’s NIH grant-funded projects.

Research and development expenses in the second quarter of 2006 increased to $7.3 million from $4.6 million in the second quarter of 2005, primarily as a result of increased activity in the Company’s development programs. General and administrative expenses in the second quarter of 2006 increased to $8.7 million from $2.3 million in the second quarter of 2005, primarily due to the $5.9 million accounting charge resulting from the death of Samuel K. Ackerman, M.D., Chief Executive Officer of Panacos, in June 2006. Included in the $5.9 million is a non-cash stock compensation charge of approximately $5.4 million related to the accelerated vesting of Dr. Ackerman’s options upon his death pursuant to the terms of his employment agreement with the Company.

Unrestricted cash, cash equivalents and marketable securities were $74.3 million at June 30, 2006. As of June 30, 2006 the Company had approximately 50.4 million common shares outstanding.

“While the loss of Skip Ackerman this quarter was a shocking and tragic event for all of us at Panacos, we are committed to moving our research and development initiatives forward as planned,” said Peyton Marshall, CFO and Acting CEO of Panacos. “We were pleased to get our Phase 2b trial of bevirimat underway on schedule. We now intend to release initial functional monotherapy data for the Phase 2b trial’s 400, 500, and 600 mg cohorts as individual announcements, as they become available. We expect that the 400 mg cohort announcement will occur in the fourth quarter of this year, followed by announcements of the second and third cohorts in the first quarter of 2007 and the second quarter of 2007, respectively.

Panacos will hold a conference call today to discuss the second quarter results and the Company’s development programs at 4:30 PM (EDT). The conference call may be accessed via webcast at www.panacos.com or by dialing (866) 825-3308 (domestic) or (617) 213-8062 (international), using passcode 89935617. A replay of the conference call will be available from 6:30 p.m. July 31, 2006 until Thursday, August 31, 2006, and may be accessed at www.panacos.com or by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using passcode 39143405.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile.

Except for the historical information contained herein, statements made herein, including those relating to the timing and progress of bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues:
Research funding	$35	$281	$226	$733

Operating expenses:
Research and development costs	7,288	4,622	12,288	8,912
General and administrative expenses	8,726	2,347	11,284	3,717
In-process research and development charge	—	—	—	19,417
Impairment charges	—	1,650	—	13,773

Total operating expenses	16,014	8,619	23,572	45,819

Loss from operations	(15,979)	(8,338)	(23,346)	(45,086)

Interest income, net	941	95	1,854	122
Other income (expense), net	—	(7)	—	15

Net loss	$(15,038)	$(8,250)	$(21,492)	$(44,949)

Basic and diluted net loss per share	$(0.30)	$(0.21)	$(0.43)	$(1.83)

Weighted average shares used in calculation of basic and diluted net loss per share	50,342	38,966	50,209	24,576

PRO FORMA
Net loss	$(15,038)	$(8,250)	$(21,492)	$(44,949)

Pro forma basic and diluted net loss per share	$(0.30)	$(0.21)	$(0.43)	$(1.37)

Pro forma weighted average shares used in calculation of basic and diluted net loss per share	50,342	38,966	50,209	32,693

NOTE:

PRO	FORMA calculation assumes conversion of preferred stock to common stock on the dates the preferred stock was issued

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Cash, cash equivalents & marketable securities	$74,297	$87,138
Other current assets	1,393	1,474
Restricted cash, long-term	545	545
Property and equipment, net	2,298	2,354
Other assets	134	60

Total assets	$78,667	$91,571

Accounts payable and accrued expenses	$6,880	$5,607
Term debt obligations, current	—	213
Liability classified awards	262	—
Deferred rent, long-term	162	150
Stockholders’ equity	71,363	85,601

Total liabilities stock and stockholders’ equity	$78,667	$91,571